Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2018 Fourth Quarter Results

•	Q4 record quarterly revenue of $25.3 million; record full year revenue of $64.6 million
•	Q4 record quarterly net income of $2.1 million, $0.13 per share
o	Second half net income of $1.8 million, $0.11 per share
o	Second half adjusted EBITDA* of $4.7 million
•	Gross margin improved to 40.2% in Q4; 32.4% for year
•	Realigned cost structure demonstrates leverage opportunity to drive profitability
•	2019 goals: revenue growth rate in excess of 2018, full year positive adjusted EBITDA

NORTH HUNTINGDON, PA, March 14, 2019 – The ExOne Company (Nasdaq: XONE) (“ExOne” or the “Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the fourth quarter and year ended December 31, 2018.

S. Kent Rockwell, ExOne’s Chairman and Chief Executive Officer, stated, “We are pleased to have attained our 2018 goal for net income in the second half of the year, achieving $0.11 of earnings per share in the second half.  The results of our 2018 global cost realignment initiative announced in June demonstrate production efficiency and operating leverage opportunity.  With our focus on profitability, cash flow, and long-term growth, we are especially satisfied with these results despite some customer delays causing lower than expected revenue.  Revenue predictability is dependent upon timing of customer actions which, at times, can be difficult for us to forecast with accuracy.  However, our customer pipeline remains robust and we have the production capacity to satisfy customer requirements.”

Reflecting on results for the full year of 2018, Mr. Rockwell added:

•	“We reached record revenue of nearly $65 million. That represents about 12% growth over 2017 and a three-year compound annual growth rate of 17%.
•	Machine revenue was up 21%. Non-machine revenue marginally improved, by 2%, impacted by our production service center changes.
•	We generated nearly $21 million of gross profit, 32.4% of sales. That represents about 45% growth over 2017 and a three-year compound annual growth rate of 36%.
•	Focusing on productivity and profitability, we implemented our 2018 global cost realignment initiative, reaching approximately $7 million of net annualized run rate cost reductions.
•

We invested in further advancement of the capabilities of our 3D printing technology, expanding our machine and material offerings.  In conjunction with the Formnext additive manufacturing trade fair in Frankfurt, Germany in November, we announced our newest fine powder direct 3D printer system, the X1 25PRO™.

We continue to aggressively develop our machine technology and additional materials to satisfy the growing demands of the industrial marketplace for our binder jetting technology applications, while maintaining efficiency with our investment spend.”

* See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA, a non-GAAP measure (indicated by * where used in this release), as well as a reconciliation of net income (loss) (the most directly comparable GAAP measure) to Adjusted EBITDA for the quarters ended December 31, 2018 and 2017 and the six months ended December 31, 2018.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results.

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

Fourth Quarter and Full Year Revenue – Driven by Machine Revenue Growth

	Quarter Ended					Year Ended
(in millions)	December 31,					December 31,
Revenue by Product Line	2018		2017		% Change	2018		2017		% Change
3D Printing Machines	$19.0	75%	$12.9	64%	47%	$36.4	56%	$30.0	52%	21%
3D Printed and Other Products, Materials and Services	6.3	25%	7.3	36%	(13%)	28.2	44%	27.7	48%	2%
Total Revenue	$25.3	100%	$20.2	100%	25%	$64.6	100%	$57.7	100%	12%

Consolidated revenue for the 2018 fourth quarter grew 25% over the prior-year fourth quarter.

Machine revenue grew 47% to $19.0 million in the fourth quarter of 2018.  Revenue growth was primarily driven by an increase in machine volume, as well as favorable product mix.  Twenty-eight machines were sold in the 2018 fourth quarter, of which 14 were indirect and 14 were direct printing machines.  This compares favorably with 16 machines sold in the 2017 fourth quarter, consisting of nine indirect and seven direct printing machines.

Non-machine revenue (3D printed and other products, materials and services) was down 13% to $6.3 million in the fourth quarter of 2018, compared with the fourth quarter of the prior year.  The decrease was primarily due to a lower volume of printing projects at the Company’s direct and indirect service centers, including the impact of the Company’s exit from its Houston facility.

For the year, consolidated revenue grew 12% to $64.6 million, compared with 2017.  Machine revenue was up 21% to $36.4 million and non-machine revenue grew 2% to $28.2 million.  Machine revenue included sales of 56 machine units in 2018, up 37% from 41 units in 2017.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Fourth Quarter Operations – Realizing Production Efficiency and Operating Leverage

($ in millions, except per-share amounts)	Q4 2018	Q4 2017	Change	% Change
Gross profit	$10.2	$6.7	$3.5	53%
Gross margin	40.2%	33.0%
Operating income (loss)	$2.5	$(1.9)	$4.4	NM
Net income (loss)	$2.1	$(2.0)	$4.1	NM
Diluted EPS	$0.13	$(0.12)	$0.25	NM

Gross profit grew 53% to $10.2 million in the 2018 fourth quarter, resulting in a 40.2% gross margin, compared with 33.0% in the prior-year fourth quarter.  The 2018 quarter benefited from operating leverage on higher revenue, as well as a reduction in fixed costs resulting from the 2018 global cost realignment initiative.

R&D expense of $2.3 million for the quarter was down $0.4 million, or 16%, compared with the 2017 fourth quarter, with the reduction resulting primarily from efficiencies gained from the 2018 global cost realignment initiative, while continuing our strong progress in advancing the Company’s technology.

SG&A expense of $5.4 million for the 2018 fourth quarter was down $0.4 million, or 6%, compared with the prior-year fourth quarter, also benefiting from the 2018 global cost realignment initiative.

The 2018 fourth quarter net income was $2.1 million, or $0.13 per share, compared with a $2.0 million net loss, or $0.12 loss per share, in the fourth quarter of 2017.  This positive net income was driven by the Company’s ability to drive growth and manage costs.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)*, a non-GAAP measure, was $4.2 million in the 2018 fourth quarter, compared with a $0.1 million loss in last year’s fourth quarter.

2018 Review – Demonstrates Annual Operating Leverage Opportunity on Revenue Growth

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

($ in millions, except per-share amounts)	YTD 2018	YTD 2017	Change	% Change
Gross profit	$20.9	$14.4	$6.5	46%
Gross margin	32.4%	24.9%
Operating loss	$(13.0)	$(19.7)	$6.7	34%
Net loss	$(12.7)	$(20.0)	$7.3	37%
Diluted EPS	$(0.78)	$(1.25)	$0.46	37%

Gross profit grew to a record $20.9 million, resulting in a 32.4% gross margin in 2018, compared with 24.9% in 2017.  The 2018 period benefited from higher revenue and an improved cost base for the second half as well as a decrease in net inventory obsolescence charges, partially offset by a reduction in gains from property and equipment disposals. Additionally, the 2017 period was impacted by the sale of Exerial™ machines at a breakeven contribution margin.

R&D expense was $10.7 million in 2018 compared with $9.9 million in 2017, with the increase primarily due to higher employee-related costs, which were reduced in the second half of 2018 following enactment of the 2018 global cost realignment program.

SG&A in 2018 was $23.2 million compared with $24.2 million in 2017.  The decrease was driven by lower equity-based compensation and a reduction in amortization expense associated with intangible assets, partially offset by higher employee-related costs which were reduced in the second half following enactment of the 2018 global cost realignment initiative.

The net loss was $12.7 million, or $0.78 per share, in 2018, compared with $20.0 million, or $1.25 per share, in 2017.

Adjusted EBITDA*, a non-GAAP measure, was a $6.5 million loss in 2018 and a $10.9 million loss in 2017.

Capitalization – Operating Cash Flow Usage Supports Growth

Cash, cash equivalents and restricted cash as of December 31, 2018 were $9.1 million, compared with $22.2 million at December 31, 2017.  There were no borrowings outstanding on the Company’s $15 million credit facility.

Cash used for operating activities during 2018 was $11.8 million, compared with $9.7 million in 2017.  The $2.1 million increase was driven by higher working capital, primarily due to timing of payments from customers and investments in inventory to support growth, partially offset by improved operating results.

Cash capital expenditures were $1.3 million and $1.0 million in 2018 and 2017, respectively.  In 2019, the Company expects cash capital expenditures of $1 million to $2 million.

2019 Goals – Increase Revenue Growth Rate and Generate Positive Adjusted EBITDA

Mr. Rockwell concluded, “Given the strength of our pipeline and customer interest in our technology, we are targeting revenue growth at increasing rates over each of the next several years.  We believe that our new cost structure positions us well for operating leverage that will lead to positive adjusted EBITDA for the full year of 2019 and beyond.  As is typical for the first quarter of our year, we expect a slow start to 2019 and we currently estimate about a 35/65 revenue split between the first half and second half of the year.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Thursday, March 14, 2019 at 8:30 a.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2018 fourth quarter and full year, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay of the conference call will be available from 11:30 a.m. Eastern Time on the day of the teleconference through Thursday, March 21, 2019.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13686221, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (“EACs”) and Production Service Centers (“PSCs”).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its 3D printing machines and technology and develop new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities, PSCs or EACs; the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K and other SEC filings that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President – Corporate Development	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(unaudited)

	Quarter Ended		%	Year Ended		%
	December 31,		Change	December 31,		Change
	2018	2017		2018	2017
Revenue	$25,305	$20,189	25%	$64,644	$57,744	12%
Cost of sales	15,143	13,533	12%	43,703	43,362	1%
Gross profit	10,162	6,656	53%	20,941	14,382	46%
Gross margin	40.2%	33.0%		32.4%	24.9%
Research and development	2,270	2,690	(16%)	10,744	9,909	8%
Selling, general and administrative	5,439	5,817	(6%)	23,194	24,155	(4%)
	7,709	8,507	(9%)	33,938	34,064	(0%)
Operating income (loss)	2,453	(1,851)	NM	(12,997)	(19,682)	34%
Interest expense	75	25	200%	254	94	170%
Other expense (income) ̶ net	192	69	178%	(744)	203	NM
	267	94	184%	(490)	297	NM
Income (loss) before income taxes	2,186	(1,945)	NM	(12,507)	(19,979)	37%
Provision for income taxes	108	15	620%	160	38	321%
Net income (loss)	$2,078	$(1,960)	NM	$(12,667)	$(20,017)	37%
Net income (loss) per common share:
Basic	$0.13	$(0.12)	NM	$(0.78)	$(1.25)	37%
Diluted	$0.13	$(0.12)	NM	$(0.78)	$(1.25)	37%
Weighted average shares outstanding ̶ basic	16,234	16,104		16,176	16,062
Weighted average shares outstanding ̶ diluted	16,264	16,104		16,176	16,062

NM:  Not Meaningful

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$7,592	$21,848
Restricted cash	1,548	330
Accounts receivable – net	6,695	8,647
Inventories – net	15,930	15,430
Prepaid expenses and other current assets	2,438	1,710
Total current assets	34,203	47,965
Property and equipment – net	41,906	46,797
Intangible assets – net	—	62
Other noncurrent assets	1,573	736
Total assets	$77,682	$95,560
Liabilities
Current liabilities:
Current portion of long-term debt	$144	$137
Accounts payable	4,376	4,291
Accrued expenses and other current liabilities	6,049	6,096
Deferred revenue and customer prepayments	2,343	8,282
Total current liabilities	12,912	18,806
Long-term debt – net of current portion	1,364	1,508
Other noncurrent liabilities	631	37
Total liabilities	14,907	20,351
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,234,201 (2018) and 16,124,617 (2017) shares issued and outstanding	162	161
Additional paid-in capital	175,214	173,718
Accumulated deficit	(101,853)	(89,186)
Accumulated other comprehensive loss	(10,748)	(9,484)
Total stockholders' equity	62,775	75,209
Total liabilities and stockholders' equity	$77,682	$95,560

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(unaudited)

	Year Ended December 31,
	2018	2017
Operating activities
Net loss	$(12,667)	$(20,017)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	5,503	6,278
Equity-based compensation	968	2,456
Amortization of debt issuance costs	75	6
Deferred income taxes	—	1
Provision (recoveries) for bad debts – net	58	(64)
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories – net	1,022	2,056
Gain from disposal of property and equipment – net	(51)	(325)
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease (increase) in accounts receivable	1,637	(1,733)
(Increase) decrease in inventories	(3,441)	357
Increase in prepaid expenses and other assets	(335)	(856)
Increase in accounts payable	195	2,017
Increase in accrued expenses and other liabilities	181	445
Decrease in deferred revenue and customer prepayments	(4,988)	(294)
Net cash used for operating activities	(11,843)	(9,673)
Investing activities
Capital expenditures	(1,327)	(987)
Proceeds from sale of property and equipment	98	3,706
Net cash (used for) provided by investing activities	(1,229)	2,719
Financing activities
Payments on long-term debt	(142)	(137)
Payments on capital leases	(17)	(78)
Proceeds from exercise of employee stock options	529	147
Debt issuance costs	(265)	—
Net cash provided by (used for) financing activities	105	(68)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(71)	1,045
Net change in cash, cash equivalents, and restricted cash	(13,038)	(5,977)
Cash, cash equivalents, and restricted cash at beginning of period	22,178	28,155
Cash, cash equivalents, and restricted cash at end of period	$9,140	$22,178

Supplemental disclosure of cash flow information
Cash paid for interest	$169	$87
Cash paid for income taxes	$103	$5

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$2,194	$2,868
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$1,042	$3,042
Property and equipment included in assets held for sale	$822	$—
Property and equipment included in accounts payable	$79	$64
Property and equipment included in accrued expenses and other current liabilities	$—	$108
Property and equipment acquired through financing arrangements	$14	$48

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

The ExOne Company

Additional Information

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
3D printing machine units sold:
Direct	14	7	30	18
Indirect	14	9	26	23
	28	16	56	41

- MORE -

The ExOne Company Reports 2018 Fourth Quarter Results

March 14, 2019

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(unaudited)

	Quarter Ended		Six Months Ended	Year Ended
	December 31,		December 31,	December 31,
	2018	2017	2018	2018	2017
Net income (loss)	$2.1	$(1.9)	$1.8	$(12.7)	$(20.0)
Interest expense	0.1	0.0	0.1	0.2	0.1
Provision for income taxes	0.1	0.0	0.1	0.2	0.0
Depreciation and amortization	1.4	1.3	2.7	5.5	6.3
Equity-based compensation	0.3	0.4	0.6	1.0	2.5
Other expense (income) ̶ net	0.2	0.1	(0.6)	(0.7)	0.2
Adjusted EBITDA	$4.2	$(0.1)	$4.7	$(6.5)	$(10.9)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net income (loss) (as calculated under GAAP) plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation, and other expense (income)  ̶  net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP.  Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA.  ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

- ### -